Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Nine Months Ended September 30,
2014

HOUSTON, Texas – October 23, 2014 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and nine months ended September 30, 2014. Including the non-cash charge discussed below, the Company reported net income of $16.0 million, or $0.11 per share, for the third quarter of 2014, compared to net income of $74.4 million, or $0.51 per share, for the quarter ended September 30, 2013. Revenues for the third quarter of 2014 were $846 million, a quarterly record, compared to $731 million for the third quarter of 2013.

Consistent with the transformation of the Company’s rig fleet, 55 mechanical rigs were retired during the quarter. As a result, the financial results for the three months ended September 30, 2014 include a pretax non-cash charge of $77.9 million ($52.9 million after-tax, or $0.36 per share). This non-cash charge reflects the retirement of these rigs and the write-off of excess spare components for the now reduced size of the Company’s mechanical rig fleet. For the three months ended September 30, 2013, the Company’s financial results include revenue of $62.8 million from the early contract termination of six rigs.

The Company reported net income of $105 million, or $0.71 per share, for the nine months ended September 30, 2014, compared to net income of $171 million, or $1.16 per share, for the nine months ended September 30, 2013. Revenues for the nine months ended September 30, 2014 were $2.3 billion, compared to $2.1 billion for the same period in 2013.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Our average rig count in the United States increased by eight rigs in the third quarter to 209 rigs from 201 rigs in the second quarter. In Canada, our average rig count increased to 10 rigs in the third quarter from three rigs in the second quarter. Overall, we continue to experience high levels of demand for rigs. For the month of October, we expect to average 212 rigs operating in the United States and 10 rigs in Canada.”

Mr. Hendricks added, “Strong demand for high-specification drilling rigs is positively impacting rig pricing. Average rig revenue per day and average rig margin per day both increased sequentially across all of our rig classes. Average rig revenue per day increased $380 sequentially to $24,010 and average rig margin per day increased by $290 sequentially to $10,160.

“We completed six new APEX® rigs during the third quarter, bringing our APEX® rig fleet to 139 rigs at quarter end. Since our last earnings release we have signed seven contracts for new APEX® rigs. In response to strong customer demand, we are increasing our manufacturing rate and now expect to complete 30 new APEX® rigs during the four quarters ending September 2015, including six in the fourth quarter of 2014. Of the 30 new APEX® rigs to be completed, 22 are currently contracted.

“As of September 30, 2014, we had term contracts for drilling rigs providing for approximately $1.7 billion of future dayrate drilling revenue. Based on contracts currently in place, we expect an average of 157 rigs operating under term contracts during the fourth quarter, and an average of 93 rigs operating under term contracts during 2015.

“In pressure pumping, we generated record quarterly revenues of $349 million, a sequential increase of $42.1 million, as activity levels increased, including from the full-quarter impact of our June 2014 acquisition of 31,500 horsepower. During the quarter, we incurred higher costs related to sand transportation and equipment maintenance, as well as startup costs and crew activations associated with a new frac spread that started in early-October as well as our June acquisition. At the end of the third quarter, flooding in the Permian Basin negatively impacted revenue and increased costs for both sand demurrage and crews on suspended jobs. As a result of these factors, our pressure pumping EBITDA increased $3.3 million during the quarter to $62.8 million, which was a smaller than expected increase.

“As previously announced, we acquired approximately 180,000 horsepower in two transactions. Additionally, we previously ordered three horizontal frac spreads plus spares totaling 155,000 horsepower in response to multiple customers requesting incremental fracturing horsepower. The first of these new frac spreads went to work in early-October, and the two remaining spreads on order are scheduled for delivery in the first and second quarters of 2015,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “North American land drilling and pressure pumping are excellent businesses, and we are well positioned in both of these segments. We are increasing our scale within pressure pumping through both accretive acquisitions and incremental new equipment orders to meet the rising demand from our customers. As rising horizontal drilling activity and increasing frac intensity positively impact pressure pumping demand, we will benefit through our position as a high-quality, execution-focused pumping company.

“As customer demand has shifted in favor of high-spec drilling rigs, such as our APEX® rigs, we made the decision to retire 55 idle rigs. After the retirement, we have 44 mechanical rigs in our fleet with a net book value of $113 million. This group of rigs has maintained high utilization and generated more than $85 million of EBITDA during the four quarters ended September 30, 2014. The cash flow from these rigs is helping to fund the Company’s new APEX® rig manufacturing program.

“We have fundamentally changed our Company through the transformation of our rig fleet and the substantial increase in our pressure pumping horsepower. Our rig fleet continues to evolve, as we align our fleet with customer demand and focus on modern, highly-efficient APEX® rigs, with a preponderance of our rig fleet now under term contract. In pressure pumping, our fleet consists of the latest technology, high-horsepower pumps, and has increased by more than 500% during the last five years to one million horsepower,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.10 per share, to be paid on December 24, 2014 to holders of record as of December 10, 2014.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended September 30, 2014 is scheduled for today, October 23, 2014 at 9:00 a.m. Central Time. The dial-in information for participants is 877-280-4960 (Domestic) and 857-244-7317 (International). The access code for both numbers is 50285712. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks. A telephonic replay will be available through October 27, 2014 at 888-286-8010 (Domestic) and 617-801-6888 (International) with the access code 99577515.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of key customers; liabilities from operations; ability to effectively identify and enter new markets; governmental regulation; ability to realize backlog; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Consolidated Condensed Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES	$845,628	$730,907	$2,281,072	$2,057,262
COSTS AND EXPENSES
Direct operating costs	562,486	447,420	1,516,794	1,299,812
Depreciation, depletion, amortization and impairment	237,825	140,734	538,573	414,351
Selling, general and administrative	18,896	19,580	58,117	55,296
Net gain on asset disposals	(3,870)	(1,378)	(8,705)	(2,286)

Total costs and expenses	815,337	606,356	2,104,779	1,767,173

OPERATING INCOME	30,291	124,551	176,293	290,089

OTHER INCOME (EXPENSE)
Interest income	234	293	618	716
Interest expense	(6,993)	(7,503)	(21,430)	(21,210)
Other	—	380	3	780

Total other expense	(6,759)	(6,830)	(20,809)	(19,714)

INCOME BEFORE INCOME TAXES	23,532	117,721	155,484	270,375
INCOME TAX EXPENSE	7,556	43,301	50,403	98,957

NET INCOME	$15,976	$74,420	$105,081	$171,418

NET INCOME PER COMMON SHARE
Basic	$0.11	$0.51	$0.72	$1.17
Diluted	$0.11	$0.51	$0.71	$1.16
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	144,798	144,446	143,778	144,915

Diluted	146,991	145,432	146,101	145,840

CASH DIVIDENDS PER COMMON SHARE	$0.10	$0.05	$0.30	$0.15

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Contract Drilling:
Revenues	$482,212	$457,871	$1,346,698	$1,266,944
Direct operating costs	$278,195	$239,768	$784,572	$729,588
Margin (1)	$204,017	$218,103	$562,126	$537,356
Selling, general and administrative	$1,213	$814	$4,452	$4,544
Depreciation, amortization and impairment	$190,657	$101,036	$408,833	$296,941
Operating income	$12,147	$116,253	$148,841	$235,871
Operating days – United States	19,197	16,668	54,818	50,303
Operating days – Canada	887	774	2,043	1,906
Total operating days	20,084	17,442	56,861	52,209
Average revenue per operating day – United States	$23.76	$26.13	$23.43	$24.02
Average direct operating costs per operating day – United States	$13.66	$13.55	$13.58	$13.73
Average margin per operating day – United States (1)	$10.10	$12.59	$9.85	$10.28
Average rigs operating – United States	209	181	201	184
Average revenue per operating day – Canada	$29.44	$28.81	$30.50	$30.87
Average direct operating costs per operating day – Canada	$17.93	$18.04	$19.75	$20.32
Average margin per operating day – Canada (1)	$11.51	$10.77	$10.74	$10.55
Average rigs operating – Canada	10	8	7	7
Average revenue per operating day – Total	$24.01	$26.25	$23.68	$24.27
Average direct operating costs per operating day – Total	$13.85	$13.75	$13.80	$13.97
Average margin per operating day – Total (1)	$10.16	$12.50	$9.89	$10.29
Average rigs operating – Total	218	190	208	191
Capital expenditures	$209,769	$111,659	$546,609	$363,836
Pressure Pumping:
Revenues	$348,692	$259,209	$895,530	$744,989
Direct operating costs	$281,016	$204,050	$722,801	$560,486
Margin (2)	$67,676	$55,159	$172,729	$184,503
Selling, general and administrative	$4,881	$4,482	$14,816	$13,032
Depreciation, amortization and impairment	$37,587	$33,760	$106,252	$95,785
Operating income	$25,208	$16,917	$51,661	$75,686
Fracturing jobs	358	327	872	937
Other jobs	1,228	1,306	3,166	3,635
Total jobs	1,586	1,633	4,038	4,572
Average revenue per fracturing job	$913.88	$722.92	$960.55	$724.06
Average revenue per other job	$17.53	$17.47	$18.30	$18.31
Total average revenue per job	$219.86	$158.73	$221.78	$162.95
Total average costs per job	$177.19	$124.95	$179.00	$122.59
Total average margin per job (2)	$42.67	$33.78	$42.78	$40.35
Margin as a percentage of revenues (2)	19.4%	21.3%	19.3%	24.8%
Capital expenditures and acquisitions	$65,620	$29,494	$198,103	$93,930
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$13,299	$12,479	$34,377	$41,039
Revenues – Natural gas and liquids	$1,425	$1,348	$4,467	$4,290
Revenues – Total	$14,724	$13,827	$38,844	$45,329
Direct operating costs	$3,275	$3,602	$9,421	$9,738
Margin (3)	$11,449	$10,225	$29,423	$35,591
Depletion	$6,218	$4,644	$16,026	$15,826
Impairment of oil and natural gas properties	$2,229	$160	$4,060	$2,576
Operating income	$3,002	$5,421	$9,337	$17,189
Capital expenditures	$9,489	$8,823	$26,915	$22,925
Corporate and Other:
Selling, general and administrative	$12,802	$14,284	$38,849	$37,720
Depreciation	$1,134	$1,134	$3,402	$3,223
Net gain on asset disposals	$(3,870)	$(1,378)	$(8,705)	$(2,286)
Capital expenditures	$875	$755	$2,164	$2,638
Total capital expenditures and acquisitions	$285,753	$150,731	$773,791	$483,329

(1)	For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)	For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)	For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.

	September 30,	December 31,
Selected Balance Sheet Data (Unaudited):	2014	2013
Cash and cash equivalents	$38,594	$249,509
Current assets	$748,096	$808,650
Current liabilities	$587,449	$354,277
Working capital	$160,647	$454,373
Current portion of long-term debt	$10,000	$10,000
Long-term debt	$675,000	$682,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$15,976	$74,420	$105,081	$171,418
Income tax expense	7,556	43,301	50,403	98,957
Net interest expense	6,759	7,210	20,812	20,494
Depreciation, depletion, amortization and impairment	237,825	140,734	538,573	414,351

EBITDA	$268,116	$265,665	$714,869	$705,220

Total revenue	$845,628	$730,907	$2,281,072	$2,057,262
EBITDA margin	31.7%	36.3%	31.3%	34.3%
EBITDA by operating segment:
Contract drilling	$202,804	$217,289	$557,674	$532,812
Pressure pumping	62,795	50,677	157,913	171,471
Oil and natural gas	11,449	10,225	29,423	35,591
Corporate and other	(8,932)	(12,526)	(30,141)	(34,654)

Consolidated EBITDA	$268,116	$265,665	$714,869	$705,220

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.

PATTERSON-UTI ENERGY, INC.
Impact of Non-Cash Charge (Unaudited)
Three Months Ended September 30, 2014
(Dollars in thousands, except per share amount)

Pre-tax charge	$(77,879)

Effective tax rate	32.1%

After-tax charge	$(52,872)

Weighted average number of common shares outstanding - diluted	146,991

Impact on net income per share — diluted	$(0.36)